Exhibit 21.1

SUBSIDIARIES OF GULFMARK OFFSHORE, INC.

Name of Subsidiary or Organization	State or Country of Incorporation
GulfMark UK Limited	United Kingdom
GulfMark North Sea Limited	United Kingdom
GulfMark Personnel UK Limited GulfMark UK International Limited	United Kingdom United Kingdom
GulfMark Guernsey Limited	Guernsey
GulfMark Guernsey International Limited	Guernsey
GulfMark Asia Pte. Ltd.	Singapore
Gulf Offshore Marine International, S. de R.L.	Panama
GulfMark Servicos Maritimos do Brasil Limitada	Brazil
Semaring Logistics (M) Sdn. Bhd.	Malaysia
GulfMark Malaysia Inc.	Malaysia
Chalvoyage (M) Sdn. Bhd. GulfMark Malaysia Sdn. Bhd.	Malaysia Malaysia
GulfMark Malta Ltd.	Malta
GulfMark Servicios de Mexico, S. de R.L. de C.V.	Mexico
GulfMark de Mexico, S. de R.L. de C.V.	Mexico
GulfMark Maritime S. de R.L. de C.V.	Mexico
Gulf Channel Offshore Servicos LDA	Angola
GulfMark Norge AS	Norway
GulfMark AS	Norway
GulfMark Rederi AS	Norway
Gulf Offshore Marine International B.V.	Netherlands
GulfMark Oceans, L.P.	Cayman Islands
GOMI Holdings, Inc.	Delaware
GM Offshore, Inc.	Delaware
GulfMark Capital, LLC	Delaware
GulfMark Management, Inc.	Delaware
GulfMark Resources, LLC	Delaware
GulfMark Shipping, LLC	Delaware
GulfMark Americas, Inc.	Delaware
GulfMark Thailand, LLC	Delaware
GulfMark Marine Trinidad Limited	Trinidad & Tobago
GulfMark Foreign Investments LLC	Delaware